Exhibit 99.1

CONTACT:	FELDMAN MALL PROPERTIES, INC.
Thomas E. Wirth–President & Chief Financial Officer
(516) 684 -1239
1010 Northern Blvd, Suite 314
Great Neck, NY 11021

FINANCIAL RELATIONS BOARD
Scott Eckstein
(212) 827-3766
seckstein@frbir.com
FELDMAN MALL PROPERTIES, INC. REPORTS FOURTH QUARTER AND FULL YEAR 2007
FINANCIAL RESULTS
***
Conference Call to Discuss Results Will Be Held at 3pm EDT, April 15, 2008
Dial in: (800) 257-7087 or go to www.feldmanmall.com
GREAT NECK, N.Y. — April 14, 2008
RELEASE HIGHLIGHTS
•	4th quarter FFO was $(0.28) per diluted share as compared to $0.18 per diluted share in the 4th quarter of 2006

•	Full year 2007 FFO was $(0.15) per diluted share as compared to $0.80 per diluted share for the year ended 2006

•	Update on strategic alternatives

•	Postponement of new acquisitions

•	Redevelopment update

•	Enters into accounting and management agreement with Brandywine Financial

•	Agrees to appoint two new board members

•	Files 2007 Form 10-K
FINANCIAL RESULTS
Feldman Mall Properties, Inc. (NYSE:FMP) today reported Funds From Operations (“FFO”) totaling $(4.0) million, or $(0.28) per diluted share, for the fourth quarter ended December 31, 2007 as compared to $2.7 million, or $0.18 per diluted share for the three months ended December 31, 2006. The Company’s net loss for the three months ended December 31, 2007 was $7.8 million, or $(0.60) per share, as compared to a net loss of $1.0 million, or $(0.08) per diluted share for the fourth quarter of 2006. The Company had 14.4 and 14.6 million weighted average common shares and operating partnership units outstanding during the fourth quarters ended December 31, 2007 and 2006, respectively.
For the year ended December 31, 2007 FFO totaled $(2.1) million, or $(0.15) per diluted share, as compared to $11.7 million, or $0.80 per diluted share for the year ended December 31, 2006. The Company’s net loss for the year ended December 31, 2007 was $17.1 million, or $(1.33) per share, as compared to a net income of $20.1 million, or $1.54 per diluted share for the year ended December 31, 2006. The Company had 14.5 and 14.7 million weighted average common shares and operating partnership units outstanding during the years ended December 31, 2007 and 2006, respectively.

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The following items represent variances in income and expense that impacted the Company’s FFO results for the periods indicated compared to the prior year periods (in millions):

	Unaudited
	December 31, 2007
	Three	Twelve
	Months	Months
Property Level Net Operating Income (“NOI”):
Rental revenue	$(0.6)	$0.1
Higher operating expenses	(1.0)	(3.2)

Same store NOI variance (1)	(1.6)	(3.1)

G&A Expense:
Executive severance costs	(1.3)	(1.9)
Strategic alternative costs (non-recurring)	(0.2)	(0.9)
Other G&A expense (2)	(1.1)	(5.1)

Total G&A variance	(2.6)	(7.9)

Effect of Sale to JVs: Colonie & Foothills:
Net operating income	—	(7.8)
Decrease in interest expense	—	3.5
Increase in management, leasing and development fee income	0.1	2.5

Total effect of sale to joint ventures	0.1	(1.8)

Other:

Three months Golden Triangle Mall NOI (acquired 4/06)	—	0.7
Change in fair value of Harrisburg earnout liability (3)	(0.2)	2.6
Increase in interest expense	(0.7)	(1.8)
Other income and expense, net	(1.2)	(1.7)
Preferred stock dividends	(0.5)	(0.9)

Decrease in FFO allocated to common stockholders	$(6.7)	$(13.9)

(1)	The decrease in NOI for properties that were wholly-owned during both the three months ended December 31, 2007 and 2006 periods was due to (i) lower revenue ($0.6 million) primarily due to certain tenants with expiring reimbursement provisions renewing their leases that exclude such reimbursement provisions, and (ii) higher operating expenses ($1.0 million) primarily due to higher salary, wages, provision for bad debts and professional fees. For the year ended December 31, 2007, the NOI decreased $3.1 million primarily due to higher operating expenses related to increased salaries, provision for bad debts and professional fees.

(2)	Other expenses for the three months ended December 31, 2007 increased $1.1 million due to (i) higher professional fees, SOX-related fees, and third-party construction management expenses ($0.8 million), and (ii) higher personnel costs ($0.3 million). For the year ended December 31, 2007 other expenses increased $5.1 million due to (i) higher personnel fees, SOX-related fees and third-party construction management expenses ($3.2 million), and (ii) higher personnel costs, including a portion of our employee severance costs associated with closing our Phoenix office ($1.0 million) and (iii) other costs and costs associated with special construction and lease audits ($0.9 million).

(3)	The 2007 periods include non-cash reductions in the Company’s earnout obligation due to affiliates, included in miscellaneous income in the first quarter in the amount of $2.3 million and in the third quarter in the amount of $1.6 million.

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OTHER
Consideration of Strategic Alternatives
On June 5, 2007, we announced that we retained Friedman, Billings, Ramsey & Co., Inc. to assist us in exploring strategic alternatives in order to enhance shareholder value. These strategic alternatives included an assessment of a variety of potential capital raising and disposition transactions. These efforts, which required a substantial amount of management time and attention during 2007, did not lead to the completion of any significant transactions. In part, the deterioration of U.S. credit and capital markets in the latter part of 2007, which coincided with our exploration of strategic alternatives, played a role in this outcome. In addition, the hoped for recovery in these markets has not yet materialized and a highly challenging environment remains in which to execute any of the transactions of the type that we were exploring during 2007.
Nevertheless, our board of directors remains committed to exploring options to enhance the value of the investments held by our shareholders. While we focus on enhancing operating efficiencies, improving the performance of our properties through expense reductions and leasing activity, and lowering our general and administrative costs, we also will be diligently pursuing a range of capital raising options, which include new borrowings, joint venture arrangements and selected property dispositions. In addition, we also will consider other proposals, including larger portfolio assets sales and transactions involving the sale or merger of our company in its entirety. However, given the current credit environment, there can be no assurances that any such transactions will be completed.
Postponement of Acquisitions and Redevelopment Update
In addition to the challenging credit environment, declining home prices in many regions have also impacted consumer spending which, in turn, has caused a slow start to the 2008 retailing season. Some retailers have announced a reduction in their growth plans for 2008 and 2009, while others have announced store closures or delays in new store openings. These factors are expected to impact the pace of our leasing activity for the balance of 2008. As a result of these factors, our ability to acquire new properties or to commence major redevelopment efforts on our existing properties will require that we first see improving economic conditions and can access required financing. To this end, the company will pursue joint venture financing and other forms of capital infusions.
Outsourcing of Accounting and Management Functions
As part of our efforts aimed at expense reduction, on April 1, 2008, we entered into an agreement with Brandywine Financial Services Corporation, a member of The Brandywine Companies, to provide us various accounting and management services relating to our properties, such as supervision of our operations, property maintenance and development, lease administration, bookkeeping, accounting, financial statement preparation and coordination of our compliance with Sarbanes-Oxley Act of 2002. The Brandywine Companies, of which Bruce E. Moore, one of our directors, is chairman and chief executive officer, have offices in Chadds Ford, Pennsylvania, Clearwater, Florida and Orlando, Florida. Since their origin in the early 1970’s, The Brandywine Companies have developed expertise in all aspects of ownership and management of commercial and residential real estate. Historically, Mr. Moore managed, and Brandywine performed similar services for, a New York Stock Exchange traded company. In addition, in connection with a joint venture with a New York Stock Exchange retail REIT, The Brandywine Companies provide property management and accounting services.
As compensation to Brandywine for the services under this agreement, we agreed to pay Brandywine a fee equal to (a) 1.50% of our gross revenue generated by our properties, plus (b) $60,000 per month. We have also agreed to reimburse Brandywine for travel and other out-of-pocket expenses incurred in connection with such services. This agreement has an initial term through June 30, 2009 and can be renewed on a year-to-year basis, but is subject to termination by the parties at any time starting June 30, 2008 upon no less than 90 days prior to written notice. As a result of this transaction, Bruce E. Moore will no longer be deemed an independent member of our board of

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directors. In addition, we believe that this agreement, along with the closing of our Phoenix office, will significantly lower our overhead costs and provide us with a more flexible operating structure. In connection with this agreement, Brandywine was paid a set-up fee of $35,000 per entity totaling $350,000.
We believe that our agreement with Brandywine will allow us to continue the progress on improving both our property and accounting controls as well as providing similar progress at the corporate and property operations level.
New Board Members
The Company expects to welcome two additional board members who will provide additional insight and business counsel.
In connection with the Series A Preferred Stock transaction with Inland American, Mr. Thomas H. McAuley is expected to join our board of directors. Mr. McAuley, age 61, has been a Director of Inland Real Estate Corp. since 2004. Mr. McAuley is also currently the president of Inland Capital Markets Group, Inc., which is an advisor on real estate investments, including public REITs, to various entities within The Inland Real Estate Group of Companies, Inc.
In addition, we do not expect to comply with the financial covenant set forth under the terms of the Series A Preferred Stock as of March 31, 2008 and, therefore, we expect that the holders of the Series A Preferred Stock will have the right to appoint an additional member to our board of directors. As a result, Inland American has notified us that it intends to elect one additional member to our board of directors. Therefore, we have been in discussions with Inland American relating to this development and have agreed with Inland American to appoint Mr. Thomas McGuinness to our board of directors. Mr. McGuinness, age 51, is president and chief executive officer of Inland American Retail Management LLC.
Stock Repurchase
On November 12, 2007, we announced that our board of directors authorized the repurchase of up to 3,000,000 shares of our common stock. However, based on the current market conditions, our board has determined to deploy available capital to completing in place redevelopment and tenant improvement projects and we do not plan on using our current liquidity to repurchase any shares at this time.
Management’s Internal Control Assessment
As of December 31, 2007, management has determined that our controls over financial reporting contains material weaknesses. Specifically, we have determined that our company lacked sufficient personnel to ensure that the financial statements were prepared on a timely basis. As a result, we were unable to adequately complete necessary procedures to prepare our financial statements on a timely basis in accordance with regulatory guidelines. The lack of sufficient personnel caused delays in the review and approval of supporting documents and journal entries necessary to prepare our financial statements on a timely basis in accordance with regulatory guidelines. In addition, we did not maintain adequate segregation of duties related to job responsibilities for initiating, authorizing and recording of transactions. Due to these material weaknesses, there is a reasonable possibility that a material misstatement in the financial statements would not be prevented or detected on a timely basis.
Files 2007 Form 10-K
Earlier today, the Company filed its Form 10-K for the year ended December 31, 2007.

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CONFERENCE CALL
The Company’s executive management team will host a conference call and audio web cast on April 15, 2008 at 3:00 PM EDT to discuss the financial results. The conference call may be accessed by dialing (800) 257-7087. No pass code is required. The live conference will be simultaneously broadcast in a listen-only mode on the Company’s website at www.feldmanmall.com.
A replay of the call will be available through April 22, 2008 by dialing (800) 405-2236 using pass code 11112814, or individuals may access the replay via the Company’s web site.
NON-GAAP FINANCIAL MEASURES
Feldman Mall Properties, Inc., consistent with real estate industry and investment community preferences, uses FFO as a supplemental measure of operating performance. The National Association of Real Estate Investment Trusts (NAREIT) defines FFO as net income (loss) (computed in accordance with Generally Accepted Accounting Principles (GAAP)), excluding gains (or losses) from cumulative effects of accounting changes, extraordinary items and sales of depreciable properties, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.
The Company considers FFO a supplemental measure for equity REITs and a complement to GAAP measures because it facilitates an understanding of the operating performance of the Company’s properties. FFO does not give effect to real estate depreciation and amortization since these amounts are computed to allocate the cost of a property over its useful life. Since values for well-maintained real estate assets have historically increased or decreased based upon prevailing market conditions, the Company believes that FFO provides investors with a clearer view of the Company’s operating performance.
In order to provide a better understanding of the relationship with FFO and GAAP net income, a reconciliation of FFO to GAAP net income has been provided on page 10 of this release. FFO does not represent cash flow from operating activities in accordance with GAAP, should not be considered as an alternative to GAAP net income and is not necessarily indicative of cash available to fund cash needs.
During the April 15, 2008 conference call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. In addition, the Company has used a non-GAAP financial measure and the comparable GAAP financial measure (net income/loss) can be found on pages 8 and 10 of this release.
*Financial Tables Attached
About Feldman Mall Properties
Feldman Mall Properties, Inc. acquires, renovates and repositions enclosed regional shopping malls. Feldman Mall Properties Inc.’s investment strategy is to opportunistically acquire underperforming malls and transform them into physically attractive and profitable Class A malls or near Class A through comprehensive renovation and re-tenanting efforts aimed at increasing shopper traffic and tenant sales.
The Company’s portfolio, including non-owned anchor tenants, consists of seven regional malls aggregating approximately 7.0 million square feet. For more information on Feldman Mall Properties Inc., visit the Company’s website at www.feldmanmall.com.

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To receive the Company’s latest news release and other corporate documents, please contact the Company at (516) 684-1239. All releases and supplemental data can also be downloaded directly from the Feldman Mall Properties website at: www.feldmanmall.com.
Forward-looking Information
This press release contains forward-looking statements that involve risks and uncertainties regarding various matters, including, without limitation, the success of our business strategy, including our acquisition, renovation and repositioning plans; our ability to close pending acquisitions and the timing of those acquisitions; our ability to obtain required financing; our understanding of our competition; market trends; our ability to implement our repositioning plans on time and within our budgets; projected capital and renovation expenditures; demand for shop space and the success of our lease-up plans; availability and creditworthiness of current and prospective tenants; and lease rates and terms. The forward-looking statements are based on our assumptions and current expectations of future performance. These assumptions and expectations may be inaccurate or may change as a result of many possible events or factors, not all of which are known to us. If there is any inaccuracy or change, actual results may vary materially from our forward-looking statements.

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FELDMAN MALL PROPERTIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share data)

	December 31, 2007	December 31, 2006
ASSETS:
Investments in real estate, net	$342,897	$318,440
Investment in unconsolidated real estate partnerships	43,683	32,833
Cash and cash equivalents	27,976	13,036
Restricted cash	20,395	8,159
Rents, deferred rents and other receivables, net	5,545	5,718
Acquired below-market ground lease, net	7,538	7,674
Acquired lease rights, net	7,281	9,262
Acquired in-place lease values, net	6,437	10,049
Deferred charges, net	3,394	3,284
Other assets, net	4,048	5,396

Total Assets	$469,194	$413,851

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Mortgage loans payable	$232,878	$211,451
Junior subordinated debt obligations	29,380	29,380
Secured line of credit	17,500	—
Due to affiliates	—	3,891
Accounts payable, accrued expenses and other liabilities	27,211	25,832
Dividends and distributions payable	568	3,315
Acquired lease obligations, net	5,136	6,823
Deferred gain on partial sale of real estate	3,515	3,515
Negative carrying value of investment in unconsolidated partnership	4,450	4,450

Total liabilities	320,638	288,657
Minority interest	9,677	11,649
Commitments and contingencies
Stockholders’ Equity
Series A 6.85% Cumulative Convertible Preferred Stock; 50,000,000 shares authorized; 2,000,000 shares issued and outstanding at December 31, 2007; $25.00 liquidation preference	49,580	—
Common stock ($0.01 par value, 200,000,000 shares authorized, 13,018,831 and 13,155,062 issued and outstanding at December 31, 2007 and December 31, 2006, respectively)	130	132
Additional paid-in capital	120,542	120,163
Distributions in excess of earnings	(27,712)	(7,637)
Accumulated other comprehensive (loss) income	(3,661)	887

Total stockholders’ equity	138,879	113,545

Total Liabilities and Stockholders’ Equity	$469,194	$413,851

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FELDMAN MALL PROPERTIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
	(Unaudited)
Revenue:
Rental	$8,521	$8,984	$31,815	$41,104
Tenant reimbursements	3,148	4,172	13,741	19,867
Management, leasing and development services	942	870	3,734	1,310
Interest and other income	658	723	6,048	3,024

Total revenue	13,269	14,749	55,338	65,305

Expenses:
Rental property operating and maintenance	5,873	4,766	19,261	21,014
Real estate taxes	1,361	1,414	5,918	7,645
Interest (including amortization of deferred financing costs)	4,008	3,252	14,762	16,435
Loss from early extinguishment of debt	—	—	379	357
Depreciation and amortization	3,816	3,555	14,498	17,394
General and administrative	5,525	3,003	16,518	8,657

Total expenses	20,583	15,990	71,336	71,502

Equity in income (loss) of unconsolidated real estate partnerships	(737)	104	(1,900)	(550)
Gain on partial sale of real estate	—	—	—	29,397
(Loss) income before minority interest	(8,051)	(1,137)	(17,898)	22,650
Minority interest	732	111	1,651	(2,469)

Net (loss) income	(7,319)	(1,026)	(16,247)	20,181
Less preferred stock dividends, net of minority interest	(512)	—	(903)	—

Net income (loss) available to common shareholders’ basic	$(7,831)	$(1,026)	$(17,150)	$20,181

Basic (loss) earnings per share	$(0.60)	$(0.08)	$(1.33)	$1.58

Diluted (loss) earnings per share	$(0.60)	$(0.08)	$(1.33)	$1.54

Funds From Operations (FFO) Calculation — unaudited:
Net (loss) income available to common shareholders	$(7,831)	$(1,026)	$(17,150)	$20,181
Add:
Depreciation and amortization	3,815	3,555	14,498	17,394
Joint venture FFO adjustment	826	337	2,663	1,377
Minority interest	(732)	(111)	(1,651)	2,469
Less:

Gain on partial sale of real estate	—	—	—	(29,397)

Depreciation of non-real estate assets	(127)	(78)	(504)	(280)

FFO, diluted	$(4,049)	$2,677	$(2,144)	$11,744

FFO per share	$(0.28)	$0.18	$(0.15)	$0.80

Ownership interests:
Weighted average REIT common shares for basic net income per share	12,860	12,821	12,863	12,808
Weighted average common stock equivalents and partnership units	1,573	1,779	1,612	1,858

Weighted average shares and units outstanding	14,433	14,600	14,475	14,666

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Stages of Project Redevelopment – Unaudited
We believe that a typical mall redevelopment project cycles through a five stage process. Stage one involves acquisition and planning. In this stage, if a mall is underperforming, we would expect its net operating income generally to be declining as new leasing and development opportunities are identified. Stage two involves preliminary redevelopment, which encompasses final financial analysis, architectural and engineering input, and the estimate of project and capital needs. During this stage, we expect further declines in net operating income as some existing tenants are relocated/terminated or converted to percentage rent leases. Stage three is the commencement of construction activity, primary leasing activity, which may include junior anchors and national tenants, and the completion of required financing. During this stage, we anticipate that net operating income will usually begin to stabilize. Stage four is the completion of development and delivery of space to junior and national tenants and the commencement of the leasing of the remainder of shop tenant space. During this stage, we anticipate net operating income will begin to increase. In the final stage, the renovation is completed and the project reaches the objective of 92% overall occupancy.
Our properties are in various stages of the redevelopment process as follows:
Stages of Development

Stage	Property

1	Tallahassee Mall and Golden Triangle Mall

2	Northgate Mall

3	Stratford Square Mall

4	Colonie Center and Harrisburg Mall

5	Foothills Mall

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FELDMAN MALL PROPERTIES, INC. AND SUBSIDIARIES
SUPPLEMENTAL PROPERTY LEVEL NET OPERATING INCOME INFORMATION
UNAUDITED

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,		Vacant Shop Space
	2007	2006	2007	2006	December 31, 2007
	(Unaudited)		(Unaudited)
Wholly-owned Cash NOI (1)
Foothills Mall (2)	$—	$—	$—	$4,107	22,793
Colonie Center (3)	—	—	—	4,102	78,355
Stratford Square Mall	1,546	1,808	6,548	6,433	123,802
Northgate Mall	1,004	1,990	6,513	7,887	99,540
Tallahassee Mall	1,402	1,616	4,955	6,008	47,246
Golden Triangle Mall(4)	832	1,030	2,742	2,357	54,600

Total Wholly-Owned Cash NOI	$4,784	$6,444	$20,758	$30,894	426,336

(1)	Wholly-owned cash NOI excludes management fee expense and recurring capital improvements.

(2)	Foothills Mall was a wholly-owned property through June 2006.

(3)	Colonie Center was a wholly-owned property through September 2006.

(4)	GTM was purchased April 2006.

(5)	Primarily related to straight-line rents and capitalized costs.

(6)	The Company measures the net operating income for its properties. The Company believes that net operating income is commonly used in the real estate industry to measure the operating performance of a stabilized property. In addition, in a capitalization rate analysis, which is one of the valuation methodologies that is commonly deployed in the real estate industry to measure the value of a stabilized property, value is estimated by multiplying the annual net operating income of that property over a specific period by a selected capitalization rate. Net operating income is a supplemental measure of performance that does not give effect to real estate depreciation and amortization nor to any general and administrative expenses of the Company. In order to provide a better understanding of the relationship with net operating income and GAAP net income, reconciliation is provided below. Net operating income does not represent cash flow from operating activities in accordance with GAAP, and should not be considered as an alternative to GAAP net income.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
	(Unaudited)		(Unaudited)
(Loss) income before minority interest	$(8,051)	$(1,137)	$(17,898)	$22,650

Add:
Equity in loss (income) of unconsolidated real estate partnerships	737	(104)	1,900	550
Interest (including amortization of deferred financing costs)	4,008	3,252	14,762	16,435
Loss from early extinguishment of debt	—	—	379	357
Depreciation and amortization	3,816	3,555	14,498	17,394
General and administrative	5,525	3,003	16,518	8,657
Less:
Gain on partial sale of real estate	—	—	—	29,397
Management, leasing and development services	942	870	3,734	1,310
Interest and other income	658	728	6,048	3,024

	4,435	6,971	20,377	32,312

GAAP Net Operating Income (“NOI”) (5)

GAAP NOI Adjustments	349	(527)	381	(1,418)

Cash NOI	$4,784	$6,444	$20,758	$30,894

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FELDMAN MALL PROPERTIES, INC.
OPERATING STATISTICS
UNAUDITED
December 31, 2007

							Shop
					Shop	Shop	Tenant
Property	Total	Rentable		Annualized	Tenant	Tenants	Base Rent
(Ownership	Square	Square	Mall	Base	Square	Percentage	Per Leased
Interest)	Feet	Feet	Occupancy	Rent	Feet	Leased (A)	Sq. Ft.
Stratford Square (100%)	1,300,000	629,000	95.69%	$6,539,870	384,000	67.76%	$25.38
Tallahassee Mall (100%)	966,000	966,000	92.93	7,170,344	204,000	76.84	24.27
Northgate Mall (100%)	1,100,000	577,000	95.07	7,214,921	315,000	68.40	25.07
Golden Triangle Mall (100%)	765,000	288,000	98.77	2,996,265	171,000	68.07	20.97
Foothills Mall (30.6%)	711,000	502,000	99.70	7,826,820	230,000	90.09	20.32
Colonie Center Mall (25%)	1,200,000	668,000	91.57	7,187,109	336,000	76.68	26.35
Harrisburg Mall (25%)	922,000	922,000	86.38	6,014,020	270,000	59.97	25.62

Total/Weighted Avg.	6,964,000	4,552,000	94.30%	$44,949,349	1,910,000	72.54%	$24.00

(A)	– Excludes temporary tenants

Lease	Number of	Expiring	% of Total	Expiring	Annualized		Expiring
Expiration	Expiring	Rentable	Sq. Ft.	Base	Base	% of Total	Base Rent
Year	Leases	Area	Expiring	Rent	Rent	Base Rent	Per Sq. Ft.
2008	78	342,539	9.85%	$334,914	$4,018,933	8.9%	$11.73
2009	65	180,437	5.19	302,694	3,632,305	8.1	20.13
2010	70	182,839	5.26	357,371	4,288,409	9.5	23.45
2011	65	261,647	7.52	433,833	5,206,018	11.6	19.90
2012	49	309,351	8.89	332,033	3,984,367	8.9	12.88
2013	37	331,602	9.53	345,099	4,141,129	9.2	12.49
2014	34	305,197	8.77	367,126	4,405,513	9.8	14.43
2015	21	83,551	2.40	139,836	1,678,042	3.7	20.08
2016 and thereafter	72	1,482,028	42.59	1,132,892	13,594,633	30.2	9.17

Portfolio Total	491	3,479,191	100.00%	$3,745,798	$44,949,349	100%	$12.92

Sales Per Square Foot
Trailing Twelve Months Ending

	12/31/2007	9/30/2007	6/30/2007	3/31/2007	12/31/2006
Stratford Square Mall	$285.38	$284.71	$286.93	288.77	284.51
Tallahassee Mall	304.69	315.13	325.00	327.45	320.32
Northgate Mall	313.01	323.48	317.56	320.38	308.42
Golden Triangle Mall	290.35	292.96	293.02	295.70	283.95
Foothills Mall	301.56	302.79	308.47	310.35	305.77
Colonie Center Mall	322.77	305.31	303.43	303.33	308.02
Harrisburg Mall	275.28	269.73	270.44	269.92	266.61

Total/Weighted Average	$299.01	$299.16	$300.69	$302.27	$296.80

Shop Occupancy with Temporary Tenants
Trailing Twelve Months Ending

	12/31/2007	9/30/2007	6/30/2007	3/31/2007	12/31/2006
Stratford Square Mall	85.42%	87.44%	82.74%	83.19%	82.28%
Tallahassee Mall	90.63	85.45	85.98	86.61	88.00
Northgate Mall	87.84	85.50	84.26	84.26	90.18
Golden Triangle Mall	94.61	87.90	91.76	95.26	95.63
Foothills Mall	99.28	93.89	91.80	92.71	100.00
Colonie Center Mall	89.74	87.90	87.10	87.18	89.19
Harrisburg Mall	77.43	77.88	77.03	80.72	75.15

Total/Weighted Average	89.28%	85.12%	84.38%	87.13%	88.63%

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